UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012 (December 17, 2012)

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-53919	26-3215092
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor
New York, New York 10016

(Address of Principal Executive Offices)
____________________

(212) 418-4700

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

    On December 17, 2012, ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (“Fund Fourteen”) participated in a $15,000,000 loan facility by making a secured term loan in the amount of $8,700,000 (the “Term Loan”) to Platinum Energy Solutions, Inc. (the “Borrower”). Interest on the Term Loan accrues at a rate of 1 month LIBOR (subject to a 1% floor) plus 9% per year and is payable in arrears in 48 monthly payments beginning on January 1, 2013. In connection with the Term Loan, the Borrower paid a closing fee and other expenses.

    The Term Loan is secured by, among other things, a first priority security interest in all of the Borrower’s existing and hereafter acquired assets valued in excess of $69,000,000, including heavy duty trucks, blending, pumping and conveyor trailers and hydraulic pumps used to facilitate oil well fracking, cleaning and servicing. All of the Borrower’s obligations under the Term Loan are guaranteed by its subsidiary, Platinum Pressure Pumping, Inc.

    On December 20, 2012, Fund Fourteen, through an entity controlled by a joint venture owned 20% by Fund Fourteen and 80% by ICON ECI Fund Fifteen, L.P., an entity also managed by ICON Capital Corp., Fund Fourteen’s investment manager, purchased the car carrier vessel, Hoegh Copenhagen (the “Vessel”), from Hoegh Autoliners Shipping AS (the “Charterer”) for the aggregate purchase price of $82,000,000. Simultaneously with the purchase of the Vessel, the Vessel was chartered to the Charterer pursuant to a bareboat charter agreement for a period of eight years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
By: ICON GP 14, LLC, its General Partner

Dated: December 20, 2012	By: /s/ Michael A. Reisner
Michael A. Reisner
Co-President and Co-Chief Executive Officer